Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-1 of our report dated April 12, 2012, except for Notes 1 and 18, as to which the date is August 13, 2012, relating to the consolidated financial statements of Methes Energies International Ltd. (which report expresses an unqualified opinion on the financial statements) appearing in the prospectus, which is part of this registration statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ MSCM LLP

Toronto, Ontario

August 28, 2012